Exhibit 16

July 30, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated July 30, 2014 of Morris Business Development Company to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm, except that JPDH was notified of the change in auditors on July 25, 2014, and there is a disagreement relating to the previously reported Form 10-Qs for the periods ended September 30, 2013 and December 31, 2013 for an unrecorded income tax liabilities. On July 7, 2014 we informed the Company that we believe an item 4.02 Form 8-K is required for certain previously issued financial statements relating to unrecorded previous years’ tax liabilities. Through the date of this letter, no such item 4.02 Form 8-K draft has been received by JPDH.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ JPDH & Company
Irvine, California